UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*
                        MIDDLEBROOK PHARMACEUTICALS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    596087106
                                 (CUSIP Number)

                                  JUNE 3, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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         CUSIP No. 596087106                            13G/A                             Page 2 of 9 Pages

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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                 2,458,102
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                       0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                            2,438,102
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                              20,000
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,458,102
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                    4.39 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------


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         CUSIP No. 596087106                            13G/A                             Page 3 of 9 Pages
--------------------------------------- --------------------------------------- --------------------------------------


--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MICHAEL CHO

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                                                                       0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                              20,000
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                         20,000
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     .04 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------




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         CUSIP No. 596087106                            13G/A                             Page 4 of 9 Pages
--------------------------------------- --------------------------------------- --------------------------------------

ITEM 1.
        (a)  Name of Issuer:            MIDDLEBROOK PHARMACEUTICALS INC.

        (b)  Address of Issuer's Principal Executive Offices:    20425 SENECA MEADOWS PARKWAY
                                                                 GERMANTOWN, MD 20876

ITEM 2.

                                           THIS SCHEDULE IS BEING FILED WITH
        (a) Name of Person Filing:         RESPECT TO SHARES OF COMMON STOCK OF
                                           THE ISSUER WHICH ARE BENEFICIALLY
                                           OWNED BY JOSEPH EDELMAN AND MICHAEL
                                           CHO. SEE ITEM 4 BELOW.

                                                                          PERCEPTIVE ADVISORS LLC
                                                                          499 PARK AVENUE, 25TH FLOOR
        (b) Address of Principal Business Office or, if none, Residence:  NEW YORK, NY 10022

       (c) Citizenship:                    EACH OF THE REPORTING PERSON IS A UNITED STATES CITIZEN

        (d) Title of Class of Securities:  COMMON STOCK

        (e) CUSIP Number: 596087106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ] Investment  company  registered  under section 8 of the Investment  Company Act of 1940 (15 U.S.C
                80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with
                ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).







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CUSIP No. 596087106                                      13G/A                             Page 5 of 8 Pages
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                 OWNERSHIP.
ITEM 4.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   Mr. Edelman beneficially owns: 2,458,102
                                   shares (comprised of (i) 2,356,635 shares
                                   held by Perceptive Life Sciences Master Fund
                                   Ltd. ("Master Fund"), a Cayman Islands
                                   company of which the investment manager is
                                   Perceptive Advisors LLC, a Delaware limited
                                   liability company of which Mr. Edelman is the
                                   managing member, 18,000 shares of which Mr.
(a) Amount beneficially owned:     Edelman shares dispositive power with Mr. Cho
                                   and (ii) 101,467 shares held in an account of First New York Trading, LLC, 2,000 of which
                                   Mr. Edelman shares dispositive power with Mr.
                                   Cho.

                                   Mr. Cho: 20,000 shares (comprised of 18,000 shares held by Master Fund of which shares Mr. Cho shares dispositive power with Mr. Edelman and 2,000 shares held in an account of First New York Trading, LLC of which shares Mr. Cho shares dispositive power with Mr. Edelman).

                                   The following percentages are based on
                                   56,007,157 shares issued and outstanding as
(b) Percent of class:              reported on the Issuer's most recent 10-Q as
                                   filed with the SEC on May 14, 2008.

                                   Mr. Edelman 4.39%

                                   Mr. Cho .04%



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CUSIP No. 596087106                                      13G/A                            Page 6 of 8 Pages
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     (c)       Number of shares as to which the person has:


                                                                        Mr. Edelman   2,458,102
          (i) Sole power to vote or to direct the vote:
                                                                        Mr. Cho               0

                                                                        Mr. Edelman           0
          (ii) Shared power to vote or to direct the vote:
                                                                        Mr. Cho               0

                                                                        Mr. Edelman   2,438,102
          (iii) Sole power to dispose or to direct the dispositionof:
                                                                        Mr. Cho               0

                                                                        Mr. Edelman      20,000
          (iv) Shared power to dispose or to direct the disposition of:
                                                                        Mr. Cho          20,000

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

See Exhibit B.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Exhibit C


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CUSIP No. 596087106                                      13G/A                            Page 7 of 8 Pages
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ITEM 9. NOTICE OF DISSOLUTION OF GROUP.


Not applicable.
ITEM 10.  CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in
(a) the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 596087106                                      13G/A                            Page 8 of 8 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 16, 2008
Date

/s/ Joseph Edelman
------------------
Signature

Joseph Edelman
Name/Title

June 16, 2008
Date

/s/ Michael Cho
---------------
Signature

Michael Cho
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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                                  EXHIBIT LIST

Exhibit A   Joint Filing Agreement
Exhibit B   Item 7 Statement
Exhibit C   Item 8 Statement

                                    EXHIBIT A

            The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendment thereto reporting each of the undersigned's ownership of securities of MiddleBrook Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


June 16, 2008
Date

/s/ Joseph Edelman
------------------
Signature

Joseph Edelman
Name/Title

June 16, 2008
Date

/s/ Michael Cho
---------------
Signature

Michael Cho
Name/Title


                                    EXHIBIT B

            As discussed in Item 4(a), certain shares reported herein are held through Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company, of which Joseph Edelman is the managing member of the fund's investment manager.



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                                    EXHIBIT C

         Joseph Edelman and Michael Cho may be deemed to constitute a group for purposes of Section 13(d) of the Securities Exchange Act of 1934. Messrs. Edelman and Cho disclaim the existence of such a group.